EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude, CFO (802) 476‑2208 www.rockofages.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Receives Going Private Proposal

BARRE, VERMONT, May 7, 2010 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced that its Board of Directors received an unsolicited proposal from Swenson Granite Company, LLC ("Swenson") to purchase all outstanding shares of common stock, including shares underlying vested options, of Rock of Ages for a purchase price of $4.38 per share in cash.  The text of Swenson's proposal letter is set forth below in this release.  The acquisition proposed by Swenson is conditioned on lender due diligence, negotiation of a definitive structure and terms to be set forth in a definitive acquisition agreement with Rock of Ages, and Swenson obtaining financing for the transaction in an amount sufficient to fund the purchase price and the ongoing operations of the two companies.  The acquisition proposal also states that Swenson seeks to structure the transaction so that the value of Rock of Ages' assets can be "stepped up" to fair market value to the extent possible under the Internal Revenue Code.  There can be no assurance as to whether such a step-up can be achieved.  Accordingly, Rock of Ages' Board of Directors cautions investors that an inability to achieve such a step-up could result in a reduction of Swenson's proposed $4.38 per share price.

Kurt M. Swenson, the Chairman of Swenson and non-executive Chairman of Rock of Ages, together with his brother, Kevin Swenson and Robert Pope, President and Chief Executive Officer of Swenson, own approximately 74% of Swenson and approximately 29% of all outstanding shares of common stock of Rock of Ages, and control approximately 70% of the voting power of all outstanding capital stock of Rock of Ages.  According to the proposal letter, as part of the transaction, Kurt Swenson, Kevin Swenson and Robert Pope would exchange all of their 2,173,364 Class B shares of Rock of Ages for additional interests in Swenson.

The Board of Directors of Rock of Ages has formed a special committee of independent directors (the "Committee") which will retain financial advisors and legal counsel, evaluate the proposal from Swenson and determine how to proceed in the best interests of Rock of Ages' shareholders.  The Board of Directors cautions Rock of Ages' shareholders and others considering trading in its securities that it has only received the proposal and that no decisions have been made by the Committee or the Board of Directors as to Rock of Ages' response to the proposal or actions it may consider in light of the proposal.  There can be no assurance that the Swenson proposal will lead to a definitive acquisition agreement, or that the transaction contemplated by the Swenson proposal or any other transaction will be approved or completed.

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Rock of Ages Receives Going Private Proposal

May 7, 2010

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DELIVERED IN-HAND -- CONFIDENTIAL

May 6, 2010

The Board of Directors

Rock of Ages Corporation

560 Graniteville Road

Graniteville, VT 05654

Dear Fellow Board Members,

Swenson Granite Company, LLC ("Swenson Granite" or "we") hereby conditionally offers to purchase all of the outstanding shares of common stock of Rock of Ages Corporation ("ROA" or the "company"), including shares underlying vested options, at a price of $4.38 per share.  As a part of the transaction, Swenson Granite expects to receive all the assets of ROA and agrees to assume all the liabilities of ROA, including its pension and other retirement plan liabilities, based on a mutually agreed-upon definitive written acquisition agreement between the appropriate parties.  Since the proposed purchase price per share is in excess of company's book value per share, Swenson Granite seeks to structure the transaction in such a way that it can step up the value of the assets to fair market value to the extent possible under the Internal Revenue Code.

In addition to the condition of a definitive written agreement, it is a condition of the transaction that Swenson Granite obtains financing for the transaction on terms satisfactory to it to fund the purchase price and the ongoing operations of Swenson Granite and ROA.  We have had a preliminary meeting with Swenson Granite's long time lender and they have informally indicated an interest in participating in this transaction, but we have no comfort letter or financing commitment at this juncture.  I also have personal relationships with the Company's current lenders.  We expect that our financing source will need to conduct substantial due diligence on non-public information relating to ROA's business, operating results and financial condition, subject to appropriate non-disclosure covenants.

In order to facilitate the financing of the proposed transaction by Swenson Granite, holders of the Class B Common Stock of ROA who are existing shareholders of Swenson Granite or lineal descendents of existing shareholders who under Swenson Granite's bylaws are entitled to receive Swenson Granite shares free of any right of first refusal by Swenson Granite, will be offered the opportunity to exchange their Class B shares of ROA for Swenson Granite shares or to receive the $4.38 cash price.  Kurt Swenson, Kevin Swenson and Bob Pope have all agreed to take Swenson Granite shares in exchange for all the Class B shares of ROA they own, which collectively total 2,173,364 Class B shares of ROA.

We believe that the proposed transaction represents an attractive alternative for ROA and its shareholders.  Our per share price reflects a substantial premium over the current trading price of the company's stock and provides a means for shareholders to gain liquidity for large blocks of stock in a short time horizon, something that the public trading market is unlikely to provide, We believe that federal capital gain tax rates are likely to rise in the short- or medium-term future and that an early transaction might allow shareholders to take advantage of the current rates.  We also believe that ROA is currently not well-positioned to create value for its shareholders as a pubic company, given the company's current business plan, current analyst and trading practices, and the increasing cost of compliance with disclosure, accounting and other public company obligations.

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Rock of Ages Receives Going Private Proposal

May 7, 2010

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We think that the company would be well-served by the board conducting a process of exploring its strategic options for maximizing shareholder value, including a consideration of our offer.  We are prepared to work in good faith with the board, or any committee which it may choose to form, to firm up our financing and further develop our offer in the context of a process which is consistent with the directors' fiduciary duties.  As you know, we have considerable familiarity with the operations, assets, liabilities and employees of ROA, which we believe will enable us to expedite the due diligence process.  We envision making relatively minimal changes to the operations and employees of ROA following the closing of the proposed transaction.  We intend to offer Donald Labonte the opportunity to buy shares of Swenson Granite as has been the case with other key officers of Swenson Granite.  Before reaching agreement on definitive terms, among other things, we would ask to speak with Peter Gottlieb and Eric Kuby of Northstar Investments and the Kuby Gottlieb fund, to ascertain their intentions toward a proposed transaction, given their large ownership position.

While Dick Kimball and Chuck Waite are small shareholders of Swenson Granite with each owning less than l% of the outstanding shares and neither has served as a director of Swenson Granite for over a decade, we understand that they may be considered part of the prospective acquiring group. We have retained Alan Reische of Sheehan Phinney Bass + Green [redacted] to act as our special counsel in connection with the proposed transaction.

We look forward to hearing from you or your representative regarding next steps in the process.

Sincerely,

/s/Kurt Swenson

Chairman

/s/Robert Pope

President and CEO

cc:    Kevin Swenson

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the uncertainties set forth in this press release regarding whether the acquisition price proposed by Swenson Granite Company LLC ("Swenson") will be reduced, whether financing for the acquisition can be obtained and whether an acquisition of the Company will be consummated upon the terms proposed by Swenson, or at all.  Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Rock of Ages' Securities and Exchange Commission filings and reports.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required under the federal securities laws.

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